Exhibit 10.1
Compensatory Arrangements for Non-Employee Directors
In January 2008, the Board of Directors of MicroFinancial Incorporated (the “Company”) adopted the following annual compensation package for its non-employee directors:
•	an annual retainer of $20,000, to be paid at the director’s election either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a cash fee of $1,250 for meetings, including committee meetings, not held by telephone and not held on the same day as a full Board meeting;

•	committee meeting fees of $500 for telephonic meetings and meetings on the same day as Board meetings;

•	a fee for the Chair of the Audit Committee of $10,000 per year, to be paid either entirely in shares of stock or 40% in cash and 60% in shares of stock, in each case with full vesting upon the date of issuance;

•	a stock grant made annually to each non-employee director valued at $42,000 on the date of grant, with all shares of stock fully vested upon the date of issuance; and

•	health insurance benefits for those non-employee directors who elect to participate, with the cost to be borne partially by the Company, consistent with its past practices.
Committee chairs will decide at the time of any committee meeting whether the meeting is substantive enough to merit the committee fees described above.